Exhibit 99.2

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Operator

 Welcome to the Compuware Corporation first quarter results teleconference. At the request of Compuware, this conference is being recorded for instant replay purposes. At this time, I'd like to turn the conference over to Ms. Lisa Elkin, Senior Vice President of Communications and Investor Relations for Compuware Corporation. Ms. Elkin, you may begin.

 Lisa Elkin - Compuware Corporation - SVP, IR, Marketing and Communications

 Thank you, and good afternoon, ladies and gentlemen. With me today are Bob Paul, President and Chief Executive Officer, and Joe Angileri, Chief Financial Officer. Certain statements made during this conference call that are not historical facts including those regarding the Company's future plans, objectives, and expected performance are forward-looking statements within the meaning of the federal securities laws.

These forward-looking statements represent our outlook only as of the date of this conference call. While we believe any forward-looking statements we have made are reasonable, actual results could differ materially since the statements are based on our current expectations and are subject to risks and uncertainties. These risks and uncertainties are discussed in the Company's reports filed with the Securities and Exchange Commission.

You should refer to and consider these factors when relying on such forward-looking information. The Company does not undertake and expressly disclaims any obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law. The presentation today includes various non-GAAP financial measures.

The earnings release contains a reconciliation of each of these for the comparable GAAP numbers and we refer you to those reconciliations for further information. The earnings release has been posted on the Compuware Investor Relations website at investor.compuware.com under press releases, and slides management will refer to have been posted under presentations and events.

I will now turn the call over to Bob and Joe who will discuss Q1 fiscal 2015 operating results and other pertinent business items. We will then open the call to your questions. Bob?

 Bob Paul - Compuware Corporation - President & CEO

 Thanks, Lisa, and I thank all of you for joining us. Today's call will focus on three primary topics as listed on slide 4. These topics include our first quarter fiscal 2015 operating results, the status of our cost rationalization efforts, and an update on our strategic initiatives.

The key takeaways from the call which are listed on slide 5 are as follows. Q1 was essentially in line with expectations. The individual business units had mixed results, but we are seeing positive metrics for Q2 across the board. The cost rationalization and business transformation work is progressing well.

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Our previously announced strategic and shareholder value based initiatives are all on track and our Board remains committed to reviewing and evaluating credible offers to create additional value for shareholders. We also see a lot of momentum in the business and are reiterating our previously announced guidance. Slide 6 lists key operating highlights for the quarter. For the quarter, Compuware's non-GAAP earnings per share were $0.05.

Our non-GAAP earnings were impacted by Covisint costs associated with realigning the organization and reducing its costs run rate going forward. Total revenue for the quarter came in at approximately $164.5 million, effectively in line with the consensus estimate. The first supplemental slide at the end of this presentation shows a more detailed look at our non-GAAP items. This information is also available in our press release.

In terms of business unit performance, as I said before, I characterized the quarter as mixed results with encouraging momentum going into Q2. APM fell slightly short of our expectations while Mainframe was in line and Covisint slightly exceeded our top line goals. For the quarter, APM total revenue grew approximately 3% year over year.

Of the four primary APM product lines, APM for Mainframe fell short while DCRUM and APM as a Service, previously named Gomez, were ahead of plan. For APM for Mainframe, it is just taking longer than expected for the APM sales group to adopt and mature the pipeline. As you might remember, this product was moved from our Mainframe organization to the APM team at the beginning of this quarter.

The sales organization has already pivoted to improve in this area. Where we have placed a great deal of operational focus, APM as a Service, we saw improved bookings 19% year over year. APM leadership is proving that where we focus to correct execution issues, we see positive results. Although subscription revenues slightly declined compared to the same period last year, this is the result of last year's bookings and renewals.

The important news here is that Q1 bookings improved, which will eventually put us back on a growth trajectory. With respect to our core licensed products, dynaTrace and DCRUM, bookings growth was 8% year over year. Although this was short of our expectations, the bottom line is that all of our leading indicators remain very positive. In fact, as a result of the growing importance of APM and our more tightly integrated products, we are starting to see enterprises with a growing interest in standardizing on our APM platform.

This is a double edged sword, however, as these larger deals create longer sales cycles. Demand is strong for our solutions across the board. We have a solid pipeline of opportunities in place. We are seeing improving results in our DCRUM and APM as a Service solutions and as reported by Gartner, we maintain an amiable market share leadership position.

As referenced on slide 7, the APM category is growing three times faster than the overall infrastructure software market. We also have nearly $100 million more in APM revenue than our nearest closest competitor. We will cement our leadership position by continuing to be at the forefront of APM innovation and setting the standard for APM excellence as demonstrated in our recent release of dynaTrace.

As you can see on slide 8, the continued value we deliver in our flagship dynaTrace solution in helping customers deploy applications faster and ensure those applications work as expected in all the key enterprise computing environments is substantial, further separating us from the competition.

Turning to our Mainframe business, Mainframe performance for the quarter fell in line with our expectations at approximately $66 million in total revenue. We continue to experience stabilization in this business led by sustained strong maintenance renewals and customer retention rates. For the quarter, Mainframe's contribution margin remained exceptional at approximately 74%.

Additionally, we recently announced that Christopher O'Malley has joined Compuware as president of Mainframe operations. Chris is an industry veteran and proven leader having served successful stints as a CEO of both VelociData and Nimsoft. He also held a variety of other executive tech positions including EVP of CA's Cloud Products & Solutions Business Line and more importantly, its Mainframe business unit. Chris was already bringing the experience, energy, and vision to take the Mainframe business to the next level.

As Covisint has just concluded its call, my comments on this subject will be brief. Both Covisint's total revenue and subscription revenue were better than expected for the quarter. Expenses for the period due primarily to costs associated with realigning the organization were higher than anticipated putting downward pressure on our overall earnings.

These additional expenses were in the $4.5 million range including a $1.1 million of stock compensation, which was a primary factor in our non-GAAP EPS shortfall. At this point, I'll turn the call over to Joe who will discuss financial highlights for the quarter and provide an update on the progress of our cost rationalization efforts. I will then come back and provide an update on our shareholder value creation initiatives. Joe?

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 Joe Angileri - Compuware Corporation - CFO

 Thanks, Bob. Referring to slide 9 and Q1 financial highlights. Operating cash flow for the quarter came in very strong at $22 million. We remain on track to reach our operating cash flow target for the year of $105 million to $110 million. We currently maintain a cash balance of $276 million.

The effective tax rate for the quarter would have been approximately 37% but due to one-time discrete items, the benefit increased to approximately 56%. Regarding the dividend on May 27, Compuware's Board of Directors declared a quarterly cash dividend of $0.125 per common share, which was paid on June 18 to shareholders of record at the close of business on June 4. Compuware's Board of Directors will meet this quarter to discuss the Company's second quarter cash dividend of $0.125 per common share.

It's anticipated that the dividend will be declared and paid by the end of Q2. With respect to our cost transformation, once again we are providing you with a road map to tie to our segment reporting in our press release. The chart is the second supplemental slide in the presentation. Overall, we remain on track to achieve our target of $120 million in net savings in corporate and shared service costs by the end of FY15.

Through FY14, we have taken actions of $56 million. In Q1, we took additional actions that will reduce corporate and shared service costs by an additional $16 million annually. Notwithstanding, we continue to invest in our APM business growing sales and marketing and research and development by approximately $4.5 million or 9% year over year. In Q1, corporate expenses were down 21% year over year.

The sequential increase in corporate expenses by approximately $1.6 million is the result of a one-time property tax adjustment and success payments related to the FY14 divestitures that are appropriately recorded in continuing operations. As you can see from the supplemental slide, we also continue to progressively reduce shared services. Those costs were down by 45% and 16% year over year in sequentially respectively. As I mentioned earlier, business unit expenses increased by 1% year over year related to our continued investment in our APM business.

Lastly, our transitory costs of approximately $5.7 million are consistent with those amounts year over year and sequentially. I'll turn the call back over to Bob. Bob?

 Bob Paul - Compuware Corporation - President & CEO

 Thanks, Joe. As you have demonstrated, we are absolutely committed to maximizing the value we deliver back to shareholders. Slide 10 lists the primary operational and financial value creation vehicles that will supplement the substantial measures we have already taken, including the massive restructuring of the business to drive profitability and the paying of a quarterly dividend with a sector leading yield.

All of the strategic initiatives we mentioned last quarter are on track. We remain committed to a meaningful stock buyback program in Q3. Ahead of this, we believe we will be in a position to bring to resolution a number of other strategic items this quarter. These include the completion of the Covisint spin, the optimization of certain balance sheet items, and a commitment to evaluate credible offers that would create value for shareholders.

That brings us to the other path of the strategic separation of our APM and Mainframe businesses which I mentioned on our last call. We are making substantial progress on this front. Slide 11 shows a key actions we identified in order to execute such a separation and the status of those actions. We remain on track to be in a position to complete a separation by the end of this fiscal year.

I want to end these remarks by reiterating our confidence in the business and the plan that we have set forth. I have pored through the Q1 results, the detailed pipelines, the proof of concept stats, and run rate trending against previous quarters. As such in slide 12, we show the guidance we provided on the call last quarter and those expectations have not changed. We have the most valuable market-leading products.

We have strong leadership across the board in which I have great confidence and through the business transformation, we are rapidly improving the underpinning foundation on which this Company operates. Lisa?

 QUESTION AND ANSWER

 Lisa Elkin - Compuware Corporation - SVP, IR, Marketing and Communications

 Ladies and gentlemen, we will now be happy to take your questions.

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Operator

 (Operator instructions)

Our first question comes from the line of Kirk Materne from Evercore. Please go ahead.

Kirk Materne - Evercore - Analyst

 Thanks very much. I guess, Bob, just on the APM, you guys are sort of in line with our expectations, but over the last couple of years you guys have been trying to shift away from bigger deals to smaller deals. Yet it seems like bigger deals are still gunking up the works a little bit in terms of getting them across the finish line.

Can you talk about what the pipeline looks like in terms of having a perhaps more normalized balance between big deals and smaller transactional deals that can grow over time and how you guys are trying to manage that?

 Bob Paul - Compuware Corporation - President & CEO

 Yes, no, absolutely. On the bigger-deal front, this is not a -- something that we're creating. It's actually a market issue that we're start to see crop up more and more that we're responding to, but we just need to get better at being -- our sales force needs to get better at managing the larger deals that do come in and at the same time keeping the run rate deals going.

So, you know, I know we're a little bit shy of the numbers on APM and obviously a little bit disappointed in the APM growth. But I seem to be saying that it seems like every Q1. In Q1, our growth rates just tend to be noticeably slower than the rest of the year, and part of that is due to the disruption of changes we make when we reboot our year.

I looked at Q1 last year and our APM growth was actually 3%. So actually we're at 3.7% this quarter, which was slightly higher. And if you put in the effects of -- if you take out the effects of APM for Mainframe, this quarter actually grew more than Q1 of last year. And as you remember, last year we ended up at, I don't know, 9% or 10% growth.

So, yes, there is a little disappointment there but I'm not surprised and as of all of the resetting items that we did, we moved APM for Mainframe into our global sales group from Mainframe. We added APM as a Service to our global sales organization. Obviously, we have new sales plans, we did all of our sales training, did some restructuring, and we also replaced a couple of the country managers in both in the UK and in Germany. And so, you know, overall there is a lot going on.

I will tell you as it relates to Q2 that all of the stats that we're seeing are healthy. So what exactly does that mean? Obvious in APM we took a look at all the pipeline metrics for run rate. Larger anchor deals as they behave differently in our sales cycle. We looked at the proof of concept stats, and we also look at all these weekly against previous quarters and their weekly trends.

So based on where we are at in the quarter, I think we can statistically predict what outcomes we should expect. For Mainframe, it is much of the same. We track actually at the individual deal level but the same stats, and through those, we actually are quite positive with enough upside, I think, to meet and hopefully beat in Q2.

 Kirk Materne - Evercore - Analyst

 Okay. And then just on in terms of maximizing shareholder value comments, I don't know if this was any change, but this quarter you sort of brought back out the, you know, the same in terms of committed reviewing and evaluating credible offers whereas it seemed last quarter, that kind of activity seemed to be more in the background and you guys were going to do this yourself. Has anything changed in terms of needing to review and evaluate credible offers that you could discuss?

 Bob Paul - Compuware Corporation - President & CEO

 Yes, I think the best way to put this is we have a consistency, I think, over the last 18 to 24 months. We have stated that we're committed to review any credible offers and obviously that has not changed.

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I think what's probably changed a slight bit is that as we get closer to Q3 with the Covisint spin, the stock buyback, the dividend commitment, et cetera, it would probably be more difficult to get a transaction done if there was interest due to the changing, you know, economic fundamentals of the Company and all of those are positive changes to the Company. So where there is still interest in the Company or its assets, that would expect to be resolved in Q2. Obviously I'm not going to say anything publicly around any specific projects that may or may not be going on.

 Kirk Materne - Evercore - Analyst

 Of course. Thanks for the color. And then last one, I mean, so is Covisint locked down at this point in time for 2Q? There is no real, I guess, chance that it gets pushed back again? This will happen before the next time we talk to you guys in three months?

 Bob Paul - Compuware Corporation - President & CEO

Yes, I don't foresee, you know, the last couple quarters we reiterated that we want to get it done within a calendar year of the IPO, and those expectations have not changed, and I wouldn't necessarily foresee anything that would extend it for sure.

 Kirk Materne - Evercore - Analyst

 Okay. And then just last one. Sorry, I didn't have a chance to run through the numbers specifically, but I was basing your comments I assume most of the -- I guess the disappointment perhaps on the cost side was mainly due to Covisint being a little bit ahead of your expectations, the costs, I guess, Management on Compuware proper was in line with what you guys were hoping for?

 Bob Paul - Compuware Corporation - President & CEO

 Yes, that's correct, and I probably would have been a little bit more animated about the costs associated with the Covisint, but, you know, they are doing the right things. They're blocking and tackling. They're taking out a lot of the operating costs that don't make sense to the organization right now. And, you know, lot of one-time extraordinary costs associated with that.

So, overall we don't expect that to be any deviation in Q2. We went through a sort of a rigorous review this past week, and we're relying on our expectations and what they believe they can achieve from an expense in Q2 moving forward. So, yes, that w as the deal right there.

 Kirk Materne - Evercore - Analyst

 And, sorry, last question, just sort of related. If you do distribute the remainder of Covisint in this quarter, should we expect to see more of a pro forma sort of model from you guys on the next quarter? I guess we can tackle this once that's completed. I was just curious, Joe, if we should start thinking more about looking at your cost structure sort of ex-Covisint at this point in time if that is sort of set to go.

 Joe Angileri - Compuware Corporation - CFO

 Yes, we would do that, Kirk. We've already thought about how we would go ahead and present that so that's what we would do, in fact, change it to a pro forma without Covisint.

 Kirk Materne - Evercore - Analyst

 Okay. That's helpful. I'll turn it over to others. Thanks, guys.

 Bob Paul - Compuware Corporation - President & CEO

 Thanks, Kirk.

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Operator

 (Operator instructions)

And now to the line of Derrick Wood from Susquehanna. Please go ahead.

 Derrick Wood - Susquehanna Financial Group / SIG - Analyst

 Thank you. Bob, I wanted to go back and get some clarification on the comments around the strategic alternatives and the time line. Are you saying that it's maybe more opportunistic for something to happen sooner rather than later, I guess, because Q3 has a lot of restructuring efforts at hand? And A, that's the first part and B, can you just remind us what Q3 -- what you have planned for Q3?

 Bob Paul - Compuware Corporation - President & CEO

 Sure. So, you know, this is really a continuation statement relative to what we've said in the past. Obviously, the Board remains committed to review any strategic and/or credible offers of real value that come in for the organization. So we remain committed to do that.

I think over the last 18 months, as you know, we have been going through a lot of changes and the positive results of those changes and the prep work that we've done to create a strategically higher value organization is coming to fruition. So based upon items like the optimization of the balance sheet item, the Covisint spin, the expected stock buyback, these are all relatively large changes in the organization that make it much more difficult to proceed and review during that time period of any strategic interest in the organization.

So my point was, we remain committed and if something -- and I'm not saying there's activity or not activity, but if there's something there, obviously, we would want to get that done in Q2.

 Derrick Wood - Susquehanna Financial Group / SIG - Analyst

 Got you. Thanks for that. On the Mainframe side, I just wanted to get a better understanding of, you know, why you think your business has been under such pressure this quarter. I think licensed revenue was down 35% and it hit $5 million, which is a pretty low water mark here.

You look at some of your competitors. Obviously, we know the secular challenges at hand but some of the bigger competitors have kind of been able to hold up revenue a little bit better. Is there a reason you're getting hit harder? Are you at a segment that's under more pressure? And then I guess, what kind of visibility do you have on the Mainframe side, kind of for the rest of the year?

 Bob Paul - Compuware Corporation - President & CEO

 Yes, we have been dealing with this for the last couple of years and it has been -- the underlying trending metrics around renewals and total revenue have actually been improving, you know, for the most part year on year, quarter by quarter. So there is secular pressure, as you know.

The second thing is we do -- I think there is a shift in the marketplace in the past, that has put pressure on our organizations to look at financial deals versus value deals, and sometimes if there are financial decisions purely on the operating expense run rate of the Mainframe, you know, that's where we can get challenged in our segment. We have some stickiness but not as much stickiness as some other category areas in the Mainframe environment.

And we also have traditionally a slightly smaller footprint than some of our peers. While I say that, I can tell you that against certain of our competitors, we're fairing much better. We're doing a much better job at demonstrating value to our customers. So the retention rates and the renewals that we're getting are -- the renewal rates are actually trending higher than they've done for a long time.

And the visibility into subsequent quarters is actually very strong and that's why we're feeling actually quite bullish against the guidance that we've given and with a fair amount of upside that we need to execute against, obviously, because it's still early in the quarter. On top of all that, I will tell you that, you know, Chris is bringing, I mentioned, a lot of aggressiveness to the team.

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And that's another thing that I think that we will look hard at, and that is perhaps taking much more aggressive posturing inside and competing for deals, and also win-backs, and also in partnering objectives that will also bolster the revenue moving forward. So overall, yes, I think we've declined more than some of our larger peers because of the stickiness factor and because of the size of the footprint versus our peers.

But I can tell you that the trending data that we're seeing is all positive, and we have great expectations for the balance of the fiscal year.

 Derrick Wood - Susquehanna Financial Group / SIG - Analyst

 Okay. That's helpful. Last question. On the APM space, I mean, it seems to be evolving a bit kind of beyond troubleshooting into analytics a bit, especially for web-based consumer apps, and you're seeing some of your kind of next-gen competitors really driving a lot of strong growth.

Are you investing in kind of that side of the business? And I guess how are you weighing investments in growth and APM versus cost cutting and margin expansion? Are there certain levers that can -- you can pull to drive kind of more growth with not much economic cost?

 Bob Paul - Compuware Corporation - President & CEO

 Yes, there is obviously as you probably have been tracking through the last 12 months, there is substantial levers that we have been pulling inside of the organization on the shared services on the G&A side. And, you know, the numbers speak to that and the expected guidance that we've given are on track and we'll continue to do that.

Obviously, when you look at the total operating expenses, where is that money going? That money is going in some capacity increases in the sales organization in areas where we've got strong consecutive productivity. But also and more importantly it's going into innovation and into exactly those areas you have been talking about.

We're doing really well in all the leading indicators and actually the growth in APM as a Service, the more tightly integrated products for enterprise deals, but you've also seen us move into a lot of the areas that you traditionally see in freemium environments, downloadable, quick, value-based solutions and you can expect to see a lot more from us in the coming quarters in that area.

 Derrick Wood - Susquehanna Financial Group / SIG - Analyst

 Okay. I'll pass it on. Thank you.

Operator

 Thank you.

(Operator Instructions)

And now to line of Mark Jordan from Noble Financial. Please go ahead.

 Mark Jordan - Noble Financial Group - Analyst

 Good afternoon, a question relative to the operating cash flow guidance you have for the current year. Would it be, one, correct to say that roughly 95% of that is being generated by the Mainframe side of the business? And then a related question, if that is correct, what kind of -- and therefore the mainframe would be obviously very strongly cash flow positive.

What cash position do you think would be necessary to place within the APM business if in fact it was to be separated? You know, what part of that cash position of $275 million would probably have to go with that business, if they were broken apart?

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 Joe Angileri - Compuware Corporation - CFO

 Ye, let me just answer this. This is Joe. From the cash standpoint, yes, I think right now most of the cash that we're generating is from the Mainframe business. Of course, we keep a lot of that G&A as one unallocated costs. But suffice it to say, most of the cash we're generating is from the Mainframe business. I don't know if it's 90% but it's substantial.

Secondly, with respect to how much cash would you keep with the APM businesses if you separate it? We're actually kind of looking at it just the other way as how much cash do you actually need to keep in Mainframe and then you probably have APM business absorb the rest. Suffice it to say, I think you'd probably need somewhere in the neighborhood of $75 million in terms of working cash in the APM business if you were to separate it, you know, if you wanted to be a little bit more conservative, $100 million.

But that's probably the neighborhood you'd really need to keep in the APM business just for working capital needs. Our goal, if we were to separate, would be to actually overfund the APM business as a growth business and that's why I say we primarily look at what's the cash that the Mainframe business would need and then we'd couple that with things like, as Bob mentioned, the buyback and then the rest we would leave in the APM business.

 Mark Jordan - Noble Financial Group - Analyst

 Okay. Thank you very much.

Operator

 Thank you. We have no more questions in queue. Please continue.

 Lisa Elkin - Compuware Corporation - SVP, IR, Marketing and Communications

 Thank you. At this time, ladies and gentlemen, we will adjourn this conference call. Thank you very much for your time and interest in Compuware, and we hope you have a pleasant evening.

Operator

 All right. Thank you. Ladies and gentlemen, this call will be available for replay after 7:30 PM Eastern time today through midnight, August 5, 2014. You may access the AT&T replay system at any time by dialing 1-800-475-6701 and entering the access code of 329744.

International participants may dial 320-365-3844. Again those numbers are 1-800-475-6701. 320-365-3844, with the access code of 329744. That does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference service. You may now disconnect.

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